    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 18, 1998



                                                      REGISTRATION NO. 333-58621

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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------
                      ADVANCED LIGHTING TECHNOLOGIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                       OHIO                                             34-1803229
            STATE OR OTHER JURISDICTION                              (I.R.S. EMPLOYER
         OF INCORPORATION OR ORGANIZATION)                        IDENTIFICATION NUMBER)

                               32000 AURORA ROAD
                               SOLON, OHIO 44139
                                  440/519-0500
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                WAYNE R. HELLMAN
                            CHIEF EXECUTIVE OFFICER
                      ADVANCED LIGHTING TECHNOLOGIES, INC.
                               32000 AURORA ROAD
                               SOLON, OHIO 44139
                                  440/519-0500
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                  PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:

                   JAMES S. HOGG                                    JONATHAN B. MILLER
      COWDEN, HUMPHREY & SARLSON CO., L.P.A.                         BROWN & WOOD LLP
                1414 TERMINAL TOWER                               ONE WORLD TRADE CENTER
               CLEVELAND, OHIO 44113                             NEW YORK, NEW YORK 10048
                   216/241-2880                                        212/839-5300

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered in connection with the termination of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE


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                                                             PROPOSED MAXIMUM       PROPOSED MAXIMUM
       TITLE OF SECURITIES              AMOUNT TO BE         AGGREGATE PRICE       AGGREGATE OFFERING         AMOUNT OF
         TO BE REGISTERED              REGISTERED(1)             PER UNIT             PRICE(1)(2)        REGISTRATION FEE(3)
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Debt Securities (5)...............
Common Stock, par value
$.001 per share (6)...............
Preferred Stock, par value
$.001 per share (7)...............      $100,000,000               (2)                $100,000,000            $29,500(4)
Depositary Shares representing
Preferred Stock (8)...............
Warrants (9)......................
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                                                   (Footnotes on following page)

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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(Footnotes from previous page)

 (1) In no event will the aggregate maximum initial offering price of all securities issued pursuant to this Registration Statement exceed $100,000,000. Any securities registered hereunder may be sold separately, together or as units with other securities registered hereunder.

 (2) The proposed maximum offering price per unit (a) has been omitted pursuant to Instruction J. of Form S-4 and (b) will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.

 (3) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.


 (4) Previously paid.



 (5) Subject to footnote 1, there is being registered hereunder an indeterminate principal amount of Debt Securities as may be issued, from time to time, by the Registrant. Such amount shall be increased, if any Debt Securities are issued at an original issue discount, by an amount such that the net proceeds of such Debt Securities shall be equal to the above amount to be registered.



 (6) Subject to footnote 1, there is being registered hereunder an indeterminate number of shares of Common Stock as may be issued, from time to time, by the Registrant. There also is being registered hereunder an indeterminate number of shares of Common Stock as may be issuable upon conversion of the Debt Securities or the Preferred Stock or upon exercise of Warrants registered hereby.



 (7) Subject to footnote 1, there is being registered hereunder an indeterminate number of shares of Preferred Stock as may be issued, from time to time, by the Registrant. There also is being registered hereunder an indeterminate number of shares of Preferred Stock as shall be issuable upon exercise of Warrants registered hereby.



 (8) Such indeterminate number of Depositary Shares to be evidenced by Depositary Receipts, representing a fractional interest of a share of Preferred Stock.



 (9) Subject to footnote 1, there is being registered hereunder an indeterminate number of Warrants representing rights to purchase Debt Securities, shares of Common Stock or Preferred Stock of the Registrant registered hereby.


This Registration Statement also relates to all of the Securities registered hereunder which may be offered for resale by certain persons who receive from the Registrant Securities in acquisitions, as more fully described in the Prospectus contained in this Registration Statement.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED AUGUST 18, 1998


PROSPECTUS
-----------

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

              By this Prospectus, we may issue up to $100,000,000 of our:

                   DEBT SECURITIES

                   COMMON STOCK

                   PREFERRED STOCK

                   DEPOSITARY SHARES

                   WARRANTS


              on the completion of acquisitions of assets, businesses or securities.



     Advanced Lighting Technologies, Inc. is an Ohio corporation.



     We intend to issue these securities to acquire assets, businesses, or other securities. When we identify an acquisition candidate, we will negotiate the terms of the transaction, including the type and dollar amount of securities we will issue, with the people who own or control the acquisition candidate. We also expect the securities to be issued at prices reasonably related to the market price of the securities either when an agreement is entered into or when the securities are delivered. We will not pay any underwriting discounts or commissions, although we may pay finder's fees in connection with certain acquisitions. Any person receiving finder's fees may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profit on the resale of securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.



     The last reported sale price for our Common Stock on the National Market tier of the Nasdaq Stock Market, Inc. (Symbol: ADLT) on August 17, 1998 was $21.25 per share.



     In some cases, we will allow people who receive these securities in transactions to resell them using this Prospectus and the appropriate Prospectus Supplement.



     INVESTING IN THE SECURITIES COVERED BY THIS PROSPECTUS INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.


     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION. NONE OF THOSE AUTHORITIES HAS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     We will provide the specific terms of these securities as well as the terms of transactions pursuant to which they will be issued in supplements to this Prospectus. You should read this Prospectus and the supplements carefully before making an investment decision.


             The date of this Prospectus is                , 1998.

                      WHERE YOU CAN FIND MORE INFORMATION


     Advanced Lighting Technologies, Inc. files annual, quarterly and current reports, proxy and information statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. You may also inspect our SEC reports and other information at the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street N.W., Washington, D.C. 20006.


     The SEC allows us to "incorporate by reference" the information we file with them, which means we can disclose information to you by referring you to those documents. Information incorporated by reference is part of this Prospectus. Later information filed with the SEC updates and supersedes this Prospectus.

     We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed, or subsequent to the date of the initial Registration Statement and prior to effectiveness of the Registration Statement:

     - Annual Report on Form 10-K of the Company for the year ended June 30,
       1997.

     - Portions of the Proxy Statement on Schedule 14A for the Company's Annual Meeting of Shareholders held on November 12, 1997 that have been incorporated by reference into our 10-K.

     - Quarterly Reports on Form 10-Q of the Company for the quarters ended September 30 and December 31, 1997 and March 31, 1998.

     - Current Reports on Form 8-K of the Company dated January 14, March 4, May 5, 1998 and July 7, 1998.


     - The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed November 13, 1995, and any amendments or reports filed after the date hereof for the purpose of updating such description.



     These filings include important business and financial information which we are not delivering to you. You may request a copy of those filings, other than exhibits, at no cost, by contacting us at:


     Advanced Lighting Technologies, Inc.
     32000 Aurora Road
     Solon, Ohio 44139
     (440) 519-0500
     Attention: Corporate Secretary

IN ORDER TO GET THESE DOCUMENTS IN TIME TO MAKE YOUR INVESTMENT DECISION, YOU SHOULD REQUEST THEM AT LEAST FIVE BUSINESS DAYS PRIOR TO THE DATE ON WHICH YOU MUST MAKE YOUR INVESTMENT DECISION.

                                  THE COMPANY

     Advanced Lighting Technologies, Inc. is an innovation-driven designer, manufacturer and marketer of metal halide lighting products. Metal halide lighting combines energy efficient superior illumination with long lamp (i.e., light bulb) life, excellent color rendition and compact lamp and system size. We believe that we are the only designer and manufacturer in the world focused primarily on metal halide lighting. As a result of this unique focus, we have developed substantial expertise in all aspects of metal halide lighting. We believe that this focus enhances our ability to respond to customer demand and has contributed to our technologically advanced product development and manufacturing capabilities.


     We have integrated vertically to design, manufacture and market a broad range of metal halide products and manufacturing equipment, including:



     - materials used in the production of lamps;



     - lamps and other components for lighting systems;



     - complete metal halide lighting systems (i.e., the complete assemblies necessary to create light when connected to electricity); and



     - equipment used to produce metal halide lamps and optical coatings.



     Our materials and components are used in the manufacture of our own lighting systems for sale to end-users and are sold to third-party manufacturers for use in the production of their metal halide products. The vertical integration of our product approach is illustrated below:


                         METAL HALIDE INTEGRATION CHART

                        Internally
                         Developed                                 Emerging
  MATERIALS            Metal Halide                              Applications
    LAMPS                 Systems
POWER SUPPLIES                                 Commercial/        -Fiber Optics
  CONTROLS            Replacement Sales        Industrial         -Residential
OPTICS/COATINGS                                  Outdoor          -Projection TV
  EQUIPMENT                                    Applications
                       Metal Halide Systems
                           Produced by
                          Third Parties


     We produce over 300 ultra pure metal halide salts. We believe that we produce 100% of the metal halide salts used in the manufacture of metal halide lamps in the United States and over 80% of salts used worldwide. Metal halide salts produce the light and determine the lighting characteristics of each metal halide lamp. We currently market over 240 specialty and 40 standard metal halide lamps, giving us the most diverse product line of any metal halide lamp manufacturer. In addition, we offer components for metal halide and other discharge lamp systems. We also assemble and market complete metal halide systems, which may be installed by an end user to produce light. We also design, manufacture and market turnkey lamp manufacturing equipment groups, which we typically sell to international manufacturers. "Turnkey equipment groups" are intended to be so complete that the buyer, like the buyer of a car, need only "turn the key" to operate the system. We produce optical thin film coatings for a variety of applications. We also produce the instruments for measuring and testing film coatings.

METAL HALIDE


     Invented approximately 35 years ago, metal halide is the newest of all major lighting technologies. It produces the closest simulation to sunlight of any available lighting technology. Currently, metal halide lighting is used primarily in



     - commercial and industrial applications such as factories and warehouses,



     - outdoor site and landscape lighting,



     - sports facilities, and



     - large retail spaces such as superstores.



     In addition, due to metal halide's superior lighting characteristics and efficiency, we believe many opportunities exist to "metal halidize" the lighting market currently dominated by older incandescent and fluorescent lighting. Metal halide lamps provide excellent color rendition, long life (10,000 to 20,000 hours) and very high efficiency (70 to 110 lumens per watt) making them the best choice for many uses. For example, a 100 watt metal halide lamp, which is approximately the same size as a household incandescent lamp, produces as much light as five 100 watt incandescent lamps and as much as three 34-watt, four-foot long fluorescent lamps. However, metal halide lamps cannot be used in the incandescent and fluorescent lighting fixtures which are very common in existing commercial and industrial facilities. While metal halide systems generally offer lower costs over the life of a system, the installation of a metal halide lighting system typically involves higher initial costs than incandescent and fluorescent lighting systems.


     We believe that the majority of the growth of metal halide lighting has occurred in commercial and industrial applications. Recently, metal halide systems have been introduced in fiber optic, projection television and automotive headlamp applications. We believe that additional opportunities for metal halide lighting exist in other applications where energy efficiency and light quality are important. As a result of our dominant position in metal halide materials and lamp production equipment, we expect to benefit from continued growth in metal halide markets. In addition, we expect to be a leader in metal halide's continued market expansion by providing innovative metal halide system components and integrated systems.


     Our principal place of business is located at 32000 Aurora Road, Solon, Ohio 44139 and our telephone number is 440/519-0500. References in this Prospectus to "the Company" are to our company, Advanced Lighting Technologies, Inc., and, usually, to its operating units.

                                  RISK FACTORS



     You should consider carefully the following factors, as well as the other information that we include or incorporate by reference in this Prospectus or in a supplement to this Prospectus, in evaluating an investment in the securities that we are offering.



DEPENDENCE ON METAL HALIDE



     We derive almost all of our net sales and income from selling metal halide materials, systems, and components and production equipment. Our current operations and growth strategy are focused on the metal halide lighting industry. Metal halide is the newest of all commercial lighting technologies. Metal halide lamp sales represented approximately 7% of domestic lamp sales in 1997 compared to fluorescent and incandescent lamps which represented approximately 87% of the same market. We attribute our success to the increased usage of metal halide lighting in commercial and industrial uses. Our future results are dependent upon continued growth of metal halide lighting for these and other uses. However, metal halide lamps are not compatible with the substantial installed base of incandescent and fluorescent lighting fixtures, and the installation of a metal halide lighting system typically involves higher initial costs than incandescent and fluorescent lighting systems. Metal halide products may not continue to gain market share within the overall lighting market or better lighting technologies may be introduced, displacing metal halide lighting in the market, which could have a material adverse effect on our business and our results of operations.



LEVERAGE



     At March 31, 1998, we had approximately $154.5 million of total indebtedness outstanding and $148.8 million of shareholders' equity. At March 31, 1998, we also had $85.0 million available (subject to financial ratio compliance and other limitations) to be drawn under our $85.0 million revolving credit facility that we entered into on January 2, 1998 (the "Credit Facility").



     The indentures under which we will issue our Debt Securities permit us and our subsidiaries to incur substantial amounts of additional indebtedness in the future. The degree to which we are leveraged could have important consequences to holders of our securities, including the following:



          - our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other purposes may be limited; and



          - our flexibility in planning for or reacting to changes in market conditions may be limited, causing us to be more vulnerable in the event of a downturn in our business.



ABILITY TO DEVELOP AND BROADEN PRODUCT CATEGORIES



     We have recently broadened our systems and components product line. We also have recently introduced a limited range of products for residential use and expect to develop additional types of metal halide lighting systems. The marketing efforts and strategies for such product extensions are quite different from those we have used for our historical operations. We may not be successful in adding new products to our current product categories or in developing new categories of products. If we are unable to successfully add new products or develop new product categories, this could adversely affect our financial results.



DEPENDENCE UPON NEW PRODUCT INTRODUCTIONS



     We attribute our historical success, in large part, to the introduction of new products in each of our product lines to meet the requirements of our customers. Our future success will depend upon our continued ability to develop and introduce innovative products, and we may not be able to do so. Even if a new product is developed for a particular type of lighting fixture or use, the product may not be commercially successful in the lighting market. In addition, competitors occasionally have followed our introduction of successful products with similar product offerings. As a result of these and other factors, we may not continue to be successful in introducing new products. If we are unable to successfully introduce new products, this could adversely affect our financial results.

RISKS ASSOCIATED WITH MANAGEMENT OF GROWTH



     We have experienced significant growth in recent years. This has placed a strain on our management, employees, finances and operations. We have set aggressive growth objectives for our net sales and net income, which would continue to strain our resources. These objectives may be increasingly difficult to achieve. To achieve these objectives, we will seek to develop new products and new uses for our products, seek to expand our distribution capabilities. We will also seek to acquire and/or invest in related businesses inside and outside the United States. Any of our efforts in pursuit of these objectives may expose us to risks that could adversely affect our results of operations and financial condition. To manage growth effectively, we must continue to implement changes in many aspects of our business, expand our information systems, increase the capacity and productivity of our materials, systems and components and production equipment operations, develop our metal halide systems capability and hire, develop, train and manage an increasing number of managerial, production and other employees. We have made and will continue to make certain of our product line extensions through acquisitions. The success of these acquisitions will depend on the integration of the acquired operations with our existing operations. If we are unable to anticipate or manage growth effectively, our operating results could be adversely affected. Likewise, if we are unable to successfully integrate acquired operations and manage expenses and risks associated with integrating the administration and information systems of acquired companies, our operating results could be adversely affected.



RISKS ASSOCIATED WITH ACQUISITION AND INVESTMENT STRATEGY



     In order to implement our business strategy, we will from time-to-time consider expansion of our products and services through joint ventures, strategic partnerships and acquisitions of, and/or investments in, other business entities. We have no agreement or understanding with any prospective acquisition or investment candidate in respect of a specific transaction, but we are engaged in preliminary discussions with certain candidates at the date of this Prospectus. We cannot be certain that any agreement will result from such discussions or that we will be able to identify, acquire or manage future acquisition candidates profitably. In addition, we cannot be certain as to the timing or amount of any return or anticipated benefits that we might realize on any acquisition or investment.



     Acquisitions or investments could require us to commit funds, which could reduce our future liquidity. Possible future acquisitions or investments by us could result in our incurring additional debt, contingent liabilities and amortization expenses related to goodwill and other intangible assets, as well as writeoffs of unsuccessful acquisitions, any or all of which could materially adversely affect our financial condition, results of operations, and, therefore, holders of our securities. We have made several acquisitions since January 1997, including our largest acquisition to date, Ruud Lighting, Inc. ("Ruud Lighting"), the effect of which has been to almost double our revenues on a pro forma basis. There can be no assurance that we will be able to integrate these acquisitions or to manage our expanded operations effectively. In addition, since that date we have made substantial investments in entities that we do not and will not be able to control. We may find it difficult or impossible to realize cash flows from such investments, or to liquidate such investments, which could adversely affect the holders of our securities.



RISKS ASSOCIATED WITH INTERNATIONAL BUSINESS; FOREIGN CURRENCIES



     We have, and expect to derive in the future, a substantial portion of our net sales from our international business. Revenues from customers outside of the United States represent approximately 53% of our net sales for the nine months ended March 31, 1998. Our international joint ventures and operations and our export sales are subject to the risks inherent in doing business abroad, including delays in shipments, adverse fluctuations in currency exchange rates, increases in import duties and tariffs and changes in foreign regulations and political climate. We have granted and will grant our joint ventures and operations in foreign countries rights to use our technology. While we will attempt to protect our intellectual property rights in these foreign joint ventures and operations, the laws of many foreign countries do not protect intellectual property rights to the same extent as the laws of the United States.

     Approximately 17% of our net sales in fiscal 1997, on a pro forma basis for the acquisition of Ruud Lighting, were denominated in currencies other than U.S. dollars, principally Pounds Sterling, Australian dollars and Canadian dollars. A weakening of such currencies versus the U.S. dollar could have a material adverse effect on our business and results of operations and, therefore, holders of our securities. We currently do not hedge our foreign currency exposure.



PROTECTION OF INTELLECTUAL PROPERTY RIGHTS



     We rely primarily on trade secret, trademark and patent laws to protect our rights to certain aspects of our products, including proprietary manufacturing processes and technologies, product research, concepts and trademarks. These rights are important to the success of our products and our competitive position. The actions that we take to protect our proprietary rights may not be adequate to prevent imitation of our products, processes or technology. Our proprietary information may become known to competitors; we may not be able to effectively protect our rights to unpatented proprietary information; and others may independently develop substantially equivalent or better products that do not infringe on our intellectual property rights. Other parties may assert rights in, and ownership of, our patents and other proprietary rights.



     In recent years, we have successfully taken legal action to enjoin misappropriation of trade secrets by other parties. Any increase in the level of activities involving misappropriation of our trade secrets or other intellectual property rights could require us to increase significantly the resources devoted to such efforts. In addition, an adverse determination in litigation, and specifically in potential patent litigation with respect to Deposition Sciences, Inc. (one of our subsidiaries), could subject us to the loss of our rights to a particular trade secret, trademark or patent, could require us to grant licenses to third parties, could prevent us from manufacturing, selling or using certain aspects of our products or could subject us to substantial liability. Any of these occurrences could have a material adverse effect on our results of operations.



DEPENDENCE ON KEY PERSONNEL



     We are highly dependent on the continued services of Wayne R. Hellman, our founder, President, Chief Executive Officer and principal shareholder. We and Mr. Hellman have entered into an employment agreement providing for a term ending December 31, 1998. We are also highly dependent on the services of Alan
J. Ruud, our Vice Chairman and a principal shareholder. We and Mr. Ruud have entered into an employment agreement providing for a term ending January 1, 2001. The loss of the services of Mr. Hellman or Mr. Ruud for any reason could have a material adverse effect on our business and, in turn, to investors in our securities. We maintain "key man" life insurance with respect to Mr. Hellman, in the amount of $13 million, and Mr. Ruud, in the amount of $2 million, and in varying amounts on certain other key members of senior management.



CONTROL BY PRINCIPAL SHAREHOLDERS



     Mr. Hellman individually owns approximately 9.4% of the outstanding shares of our common stock (the "Common Stock") and, individually and in other capacities, has the power to vote a total of 23.2% of the outstanding shares of Common Stock. Mr. Ruud individually owns approximately 7.5% of the outstanding shares of Common Stock and, individually and as a voting trustee, has the power to vote a total of approximately 14.9% of the outstanding shares of Common Stock. As a result, although Mr. Hellman and Mr. Ruud have no arrangement or understanding of any kind with each other as to the voting of their shares, either Mr. Hellman or Mr. Ruud, or the two of them together, may be able to significantly influence, and may be able effectively to control, all matters requiring shareholder approval, including the election of directors (and thereby the affairs and management of the Company), amendments to our Articles of Incorporation, mergers, share exchanges, the sale of all or substantially all of our assets, going-private transactions and other fundamental transactions. The interests of our stockholders may differ significantly from those of the holders of our debt securities. In particular, stockholders may be less risk averse than holders of debt securities in pursuit of growth.

ENVIRONMENTAL REGULATION



     Our operations are subject to federal, state, local and foreign laws and regulations governing, among other things, emissions to air, discharge to waters and the generation, handling, storage, transportation, treatment and disposal of waste and other materials. We believe that our business, operations and facilities are being operated in compliance in all material respects with applicable environmental, health and safety laws and regulations, many of which provide for substantial fines and criminal sanctions for violations. However, the operations of manufacturing plants entail risks in these areas, and we could incur material costs or liabilities. In addition, we could be required to make potentially significant expenditures to comply with evolving environmental, health and safety laws, regulations or requirements that may be adopted or imposed in the future. The imposition of significant environmental liabilities on us could have a material adverse effect on our business and financial results.



COMPETITION



     We compete with respect to our major products with numerous well-established producers of materials, components, systems and equipment, many of which possess greater financial, manufacturing, marketing and distribution resources than we do. In addition, many of these competitors' products utilize technology that has been broadly accepted in the marketplace (i.e., incandescent and fluorescent lighting) and is better known to consumers than is our metal halide technology. We compete with General Electric Company and its subsidiaries ("General Electric" or "GE"), Philips Electronics N.V. ("Philips") and Siemens A.G.'s 0SRAM/Sylvania, Inc. subsidiary ("Sylvania") in the sale of metal halide lamps. We estimate, based on published industry data for 1997, that these three companies had a combined domestic market share of approximately 85% for metal halide lamps based on units sold and approximately 95% of the total domestic lamp market. Accordingly, these companies dominate the lamp industry and exert significant influence over the channels through which all lamp products, including ours, are distributed and sold. Our component products and systems also face strong competition, particularly in the power supply market, in which our two largest competitors each have a larger market share than we do. Our competitors may increase their focus on metal halide materials, systems and components, and expand their product lines to compete with our products. Any such increase or expansion could have a material adverse effect on our business and financial results.



RELATIONSHIPS WITH GENERAL ELECTRIC AND OTHER MAJOR LAMP MANUFACTURERS



     Notwithstanding the fact that we compete with GE, Philips and Sylvania in the sale of certain of our products, we purchase a significant quantity of raw materials and private label lamps from these three companies (aggregating $8.4 million in fiscal 1997, of which $4.0 million was from GE; and $13.0 million in the nine months ended March 31, 1998, of which $7.2 million was from GE) and derive significant revenue from sales of our materials, components and systems to each of these three companies (aggregating $9.3 million in fiscal 1997, of which $5.1 million was to GE, and $9.6 million in the nine months ended March 31, 1998, of which $4.1 million was to GE). Any significant change in our relationships with these companies, or in the manner in which these companies participate in the manufacturing, distribution and sale of metal halide lighting products, could have a material adverse effect on our business and financial results and, in turn, holders of our securities.



RESTRICTIONS IMPOSED BY THE CREDIT FACILITY AND THE 8% NOTES INDENTURE



     The Credit Facility and the indenture relating to our 8% Senior Notes Due 2008 contain certain restrictive covenants, including, among others:



          - covenants limiting our and certain of our subsidiaries' ability to incur additional indebtedness, pay dividends, make certain investments, consummate certain asset sales, enter into transactions with affiliates and incur liens; and



          - covenants imposing restrictions on the ability of certain subsidiaries to pay dividends or make certain payments to us, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets.

     Although the covenants are subject to various exceptions which are designed to allow us and our subsidiaries to operate without undue restraint, such restrictions could adversely affect our ability to finance our future operations or capital needs or engage in other business activities which may be in our interest. In addition, we are required under the Credit Facility to maintain specified financial ratios. Our growth will depend in part upon our ability to fund acquisitions and investments, any of which may make it more difficult to maintain financial ratios. Our ability to comply with such provisions may be affected by events beyond our control. A breach of any of these covenants or the inability to comply with the required financial ratios could result in a default under the Credit Facility that would entitle the lenders to accelerate payment of the entire debt. Such an event would adversely affect us and holders of our securities. As a growth company, we may need to amend or replace the Credit Facility prior to its maturity on December 31, 2000.



YEAR 2000 COMPLIANCE



     We use and depend on data processing systems and software to conduct our business. The data processing systems and software include those developed and maintained by us as well as purchased software which is run on in-house computer networks. We have initiated a review and assessment of all hardware and software to determine whether it will function properly in the year 2000. To date, those vendors which have been contacted have indicated that their hardware or software is or will be year 2000 compliant in time frames that meet our requirements. We presently believe that costs associated with the compliance efforts will not have a significant impact on our ongoing results of operations although there can be no assurance in this regard. We also have initiated communications with our significant suppliers regarding the year 2000 issue. However, there can be no assurance that the systems of such suppliers, or of customers, will be year 2000 compliant. The failure of suppliers and customers to timely modify their systems to be year 2000 compliant could have a significant impact on our results of operations.

                            SELECTED FINANCIAL DATA



     The following table contains certain selected consolidated and combined financial data and is qualified by the more detailed Consolidated Financial Statements and Notes thereto of the Company incorporated by reference in this Prospectus. The balance sheet data as of June 30, 1997 and 1996 and the income statement data for each of the fiscal years ended June 30, 1997, 1996 and 1995 are derived from the audited Consolidated Financial Statements of the Company incorporated by reference in this Prospectus. The balance sheet data as of June 30, 1995, 1994 and 1993 and the operating statement data for the fiscal years ended June 30, 1994 and 1993 are derived from the audited Combined Financial Statements of the predecessor business entities of the Company. The balance sheet data as of March 31, 1998 and the operating statement data for the nine months ended March 31, 1998 and 1997 have been derived from the Unaudited Consolidated Financial Statements of the Company, which have been prepared by management on the same basis as the audited Consolidated Financial Statements of the Company and, in the opinion of management, include all adjustments (consisting of normal recurring accruals) which the Company considers necessary for a fair presentation of the results for such periods. The selected financial data should be read in conjunction with the Consolidated Financial Statements and Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations incorporated by reference in this Prospectus.


                                           NINE MONTHS
                                              ENDED
                                            MARCH 31,                            YEAR ENDED JUNE 30,
                                       --------------------    --------------------------------------------------------
                                         1998        1997        1997        1996        1995        1994        1993
                                         ----        ----        ----        ----        ----        ----        ----
                                           (UNAUDITED)

                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING STATEMENT DATA:
Net sales............................  $110,891    $ 60,291    $ 85,645    $ 54,636    $ 40,767    $ 30,938    $ 25,455
Costs and expenses:
  Cost of sales......................    66,241      32,299      45,703      29,164      21,899      17,253      17,033
  Marketing and selling..............    16,854      10,299      15,165       8,656       6,381       4,472       2,648
  Research and development...........     6,069       3,851       5,097       2,894       1,673       1,006       1,166
  General and administrative.........     7,307       5,378       7,133       6,152       5,452       3,928       2,852
  Settlement of claims...............        --         771(1)      771(1)    2,732(2)       --          --          --
  Fiber optic joint venture
    formation costs..................       212          --         286          --          --          --          --
  Purchased in-process research
    and development(3)...............    18,220          --          --          --          --          --          --
  Special charges(3).................    15,700          --          --          --          --          --          --
  Amortization of intangible
    assets...........................       930         195         397          90          55          55          55
  Restructuring......................        --          --          --          --        (121)        852       7,152
                                       --------    --------    --------    --------    --------    --------    --------
Income (loss) from operations........   (20,642)      7,498      11,093       4,948       5,428       3,372      (5,451)
Other income (expense):
    Interest expense.................    (1,649)       (749)     (1,513)     (1,548)     (2,107)     (2,113)       (901)
    Interest income..................     1,079         610         845         232          33          18          18
    Loss from equity investment......        (2)         --          --          --          --          --          --
                                       --------    --------    --------    --------    --------    --------    --------
Income (loss) from continuing
  operations before income taxes and
  extraordinary items................   (21,214)      7,359      10,425       3,632       3,354       1,277      (6,334)
Income taxes.........................       918       2,616       2,869         965         212          71          48
                                       --------    --------    --------    --------    --------    --------    --------
Income (loss) from continuing
  operations before extraordinary
  items..............................   (22,132)      4,743       7,556       2,667       3,142       1,206      (6,382)
Loss from discontinued operations,
  net of income tax benefits.........    (7,292)       (241)       (452)       (150)         --          --          --
                                       --------    --------    --------    --------    --------    --------    --------
Income (loss) before extraordinary
  items..............................   (29,424)      4,502       7,104       2,517       3,142       1,206      (6,382)
Extraordinary items, net of
  applicable income tax..............      (604)(4)       --         --        (135)(5)     (253)(6)       --    11,368(7)
                                       --------    --------    --------    --------    --------    --------    --------
Net income (loss)....................  $(30,028)   $  4,502    $  7,104    $  2,382    $  2,889    $  1,206    $  4,986
                                       ========    ========    ========    ========    ========    ========    ========

                                           NINE MONTHS
                                              ENDED
                                            MARCH 31,                            YEAR ENDED JUNE 30,
                                       --------------------    --------------------------------------------------------
                                         1998        1997        1997        1996        1995        1994        1993
                                         ----        ----        ----        ----        ----        ----        ----
                                           (UNAUDITED)

                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Earnings (loss) per share -- Basic:
    Income from continuing
      operations.....................  $  (1.26)   $    .36    $    .57    $    .14    $    .11    $    .14    $  (1.03)
    Loss from discontinued
      operations.....................      (.42)       (.02)       (.03)       (.02)         --          --          --
    Extraordinary items..............      (.03)         --          --        (.01)       (.04)         --        1.56
                                       --------    --------    --------    --------    --------    --------    --------
    Net earnings (loss) per
      share -- Basic.................  $  (1.71)   $    .34    $    .54    $    .11    $    .07    $    .14    $    .53
                                       ========    ========    ========    ========    ========    ========    ========
    Shares used for computing
    per share amounts -- Basic.......    17,540      13,205      13,269       9,207       7,282       7,282       7,282
                                       ========    ========    ========    ========    ========    ========    ========
Earnings (loss) per share -- Diluted:
    Income from continuing
      operations.....................  $  (1.26)   $    .35    $    .55    $    .14    $    .10    $    .13    $   (.96)
    Loss from discontinued
      operations.....................      (.42)       (.02)       (.03)       (.02)         --          --          --
    Extraordinary items..............      (.03)         --          --        (.01)       (.03)         --        1.45
                                       --------    --------    --------    --------    --------    --------    --------
    Net earnings (loss) per share --
      Diluted........................     (1.71)        .33    $    .52         .11         .07         .13         .49
                                       ========    ========    ========    ========    ========    ========    ========
    Shares used for computing
    per share amounts -- Diluted.....    17,540      13,503      13,558       9,479       7,818       7,818       7,818
                                       ========    ========    ========    ========    ========    ========    ========



                                                           AS OF                          AS OF JUNE 30,
                                                         MARCH 31,     -----------------------------------------------------
                                                            1998         1997        1996       1995       1994       1993
                                                        ------------     ----        ----       ----       ----       ----
                                                        (UNAUDITED)
BALANCE SHEET DATA:
  Cash, cash equivalents and short-term investments...   $  34,696     $   8,273   $  1,682   $  1,030   $    663   $  1,095
  Working capital (deficit)...........................      87,646        42,380     17,341       (870)       (25)       853
  Total assets........................................     308,699       134,838     56,297     29,402     23,454     23,001
  Total long-term debt................................     117,520        35,908     11,034      8,853      7,821     10,246
  Total shareholders' equity (deficit)................     148,778        66,032     26,594     (1,035)     1,165       (320)


---------------


(1) On March 1, 1996, a former shareholder of Venture Lighting International, Inc. ("Venture"), asserted a claim against certain officers and directors of the Company, and subsequently against the Company, seeking $3,600 in damages relating to the redemption of his Venture shares prior to the Company's acquisition of its predecessor companies in connection with its formation (the "Combination"). On August 23, 1996, another former Venture shareholder filed a similar claim against the Company and such officers and directors seeking damages of $1,600. On November 29, 1996, the Company and such officers and directors entered into a settlement of both claims for an aggregate amount of $475. The pretax charge of $771 in fiscal 1997 represents the $475 settlement plus legal and other directly-related costs, net of insurance recoveries.



(2) On October 27, 1995, several former Venture shareholders, whose shares were redeemed in August 1995 (prior to the Combination), asserted a claim against certain officers of the Company. On November 15, 1995, such officers entered into a settlement agreement. Since the settlement resulted in a transfer of personal shares held by such officers, there was no dilution of the ownership interests of other shareholders of the Company. The settlement was recorded as a noncash expense and an increase in paid-in capital of the Company in December 1995.



(3) The nine months ended March 31, 1998, include special charges related to the purchase price allocation for Deposition Sciences Inc. ("DSI") of $18,220 for purchased in-process research and development. The special charges also include $18,500 principally relating to the rationalization of the Company's global power supply operations (a) the discontinuance of certain power supply products at the Company's power supply facilities, (b) the write-down of certain intangible and fixed assets and (c) charges related to the consolidation and rationalization cost of distribution activities and of new information systems and a reassessment of investments The amounts are classified in the March 31, 1998 statement of operations as: cost of sales -- $2,000; purchased in-process research and development -- $18,220; and, special charges -- $15,700.



(4) In the nine months ended March 31, 1998, the Company incurred an extraordinary loss on the early extinguishment of debt of $604.



(5) In fiscal 1996, the Company incurred an extraordinary loss on the early extinguishment of debt of $135.



(6) In fiscal 1995, the Company incurred an extraordinary loss on the early extinguishment of debt of $253.



(7) Upon emergence of Venture from Chapter 11 reorganization, the Company recognized an extraordinary gain in fiscal 1993 from the early extinguishment of certain indebtedness.

     RATIO OF EARNINGS TO TOTAL FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                          NINE
                                                         MONTHS
                                                          ENDED
                                                        MARCH 31,          YEAR ENDED JUNE 30,
                                                       -----------   --------------------------------
                                                       1998   1997   1997   1996   1995   1994   1993
                                                       ----   ----   ----   ----   ----   ----   ----
Ratio of earnings to fixed charges(1)................    --   6.3x   5.1x   2.1x   1.7x   1.5x     --
Ratio of earnings to fixed charges and preferred
  stock dividends(1).................................    --   6.3x   5.1x   2.1x   1.7x   1.5x     --

---------------

(1) For purposes of calculating the unaudited ratio of earnings to fixed charges and preferred stock dividends, earnings consist of income (loss) from continuing operations before income taxes and fixed charges. Fixed charges consist of interest charges and amortization of debt issuance costs, whether expensed or capitalized, and that portion of rental expense that is representative of interest. For the nine months ended March 31, 1998, earnings were inadequate to cover fixed charge requirements by $21,894,000. For fiscal 1993, earnings were inadequate to cover fixed charge requirements by $6,346,000.

                 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


     This Prospectus and any supplements, including information incorporated by reference, discuss future expectations, contain projections of our future operating results or financial condition or state other forward-looking information relating to, among other things:



     - our potential acquisitions or joint ventures;



     - our financing plans;



     - trends affecting our financial condition or operating results;



     - continued growth of the metal halide lighting market;



     - our operating and growth strategies; and



     - lawsuits and claims that may affect us.



Known and unknown risks, uncertainties and other factors could cause the actual results to differ materially from those contemplated by these projections. We based this forward-looking information on various factors and derived it using numerous assumptions.



     Important factors that may cause actual results to differ include, among other things, the results of our efforts to implement our business strategy, the effect of general economic conditions, actions of our competitors and our ability to respond to those actions, the cost of our capital, which may depend in part on our portfolio quality, debt ratings, prospects and outlook, changes in governmental regulation, tax rates and similar matters, the results of lawsuits, the ability to attract and retain quality employees and other risks detailed in our other filings with the SEC. We do not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements.


                               ACQUISITION TERMS

     This Prospectus covers securities that we may issue from time to time in the future on the completion of acquisitions of assets, businesses or securities.


     We intend to issue these securities to acquire assets, businesses, or other securities. When we identify an acquisition candidate, we will negotiate the terms of the transaction, including the type and dollar amount of securities we will issue, with the people who own or control the acquisition candidate. We also expect the securities to be issued at prices reasonably related to the market price of the securities either at the time an agreement is entered into or at or about the time the securities are delivered. We will not pay any underwriting discounts or commissions, although we may pay finder's fees in connection with certain acquisitions. Any person receiving such fees may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profit on the resale of securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                            SELLING SECURITY HOLDERS


     We have prepared this Prospectus for use also by persons who may receive securities from us covered by the Registration Statement in acquisition transactions and who may be entitled to offer such securities under circumstances requiring the use of a prospectus (such persons being referred to as "Selling Security Holders"). However, no Selling Security Holder will be authorized to use this Prospectus or the applicable supplement hereto for an offer of securities without first obtaining our consent. We may consent to the use of this Prospectus and the applicable supplement by Selling Security Holders for a limited period of time and subject to limitations and conditions, which may be varied by agreement between us and the Selling Security Holders. We will include, in a supplement to this Prospectus, information identifying any such Selling Security Holder and disclosing such information concerning the Selling Security Holder and the securities to be sold as may then be required by the Securities Act and the rules of the SEC.


                         DESCRIPTION OF DEBT SECURITIES


     The Company may issue Debt Securities either separately, or together with, or upon the conversion of or in exchange for, other Securities. The Debt Securities are to be either senior unsecured obligations (the "Senior Debt Securities") or subordinated unsecured obligations of the Company (the "Subordinated Debt Securities") issued in one or more series under an Indenture (as supplemented from time to time, the "Indenture") to be entered into between the Company and one or more U.S. banking institutions (each, a "Trustee") whose name will be set forth in the applicable Prospectus Supplement. The Indenture may, but need not, have separate Trustees for Senior and Subordinated Debt Securities. The form of the Indenture has been filed as an exhibit to the Registration Statement. The terms of any series of Debt Securities will be those set forth in the Indenture and such Debt Securities and those made part of the Indenture by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The summary of certain provisions of the Indenture and the Debt Securities set forth below and the summary of certain terms of a particular series of Debt Securities set forth in the applicable Prospectus Supplement do not purport to be complete and are subject to and are qualified in their entirety by reference to all of the provisions of the Indenture, which provisions of the Indenture (including defined terms) are incorporated by reference in this Prospectus. As used in this "Description of Debt Securities," all references to the "Company" shall mean Advanced Lighting Technologies, Inc., excluding, unless the context shall otherwise require, its subsidiaries.


     The following description of Debt Securities sets forth certain general terms and provisions of the series of Debt Securities to which any Prospectus Supplement may relate. Certain other specific terms of any particular series of Debt Securities will be described in the applicable Prospectus Supplement. To the extent that any particular terms of the Debt Securities described in a Prospectus Supplement differ from any of the terms described herein, then such terms described herein shall be deemed to have been superseded by such Prospectus Supplement.

     In addition, this Prospectus relates to up to $50,000,000 aggregate principal amount of the Company's 8% Senior Notes Due 2008 (the "8% Notes") which may be issued by the Company and is in addition to $100,000,000 aggregate principal amount of 8% Notes outstanding as of the date hereof. The 8% Notes are issuable under an indenture dated as of March 18, 1998 between the Company and The Bank of New York. See "8% Senior Notes Due 2008" below.

GENERAL TERMS OF THE DEBT SECURITIES WHICH WILL BE DESCRIBED IN THE APPLICABLE PROSPECTUS SUPPLEMENT

     The Debt Securities may be issued from time to time in one or more series of Senior Debt Securities and/or one or more series of Subordinated Debt Securities. The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provides that Debt Securities of any series may be issued thereunder up to an aggregate principal amount which may be authorized from time to time by the Company. Reference is made to the applicable Prospectus Supplement relating to the series of Debt Securities offered thereby for specific terms, including (where applicable):

      (1) the title or designation of such Debt Securities;

      (2) any limit on the aggregate principal amount of such Debt Securities;

      (3) the price or prices (expressed as a percentage of the principal amount thereof) at which such Debt Securities will be issued;

      (4) the date or dates on which the principal of and premium, if any, on such Debt Securities will be payable, or the method or methods, if any, by which such date or dates will be determined;


      (5) the rate or rates at which such Debt Securities will bear interest, if any, or the method or methods, if any, by which such rate or rates are to be determined, the date or dates, if any, from which such interest will accrue, or the method or methods, if any, by which such date or dates are to be determined, and whether and under what circumstances Additional Amounts (as defined below) on such Debt Securities will be payable, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;


      (6) the dates on which such interest, if any, will be payable and the record dates, if any, therefor;

      (7) the place or places where the principal of, premium, if any, and interest, if any, or any Additional Amounts on such Debt Securities will be payable and the place or places where such Debt Securities may be surrendered for registration of transfer and exchange, if in addition to or other than The City of New York;

      (8) if applicable, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may be redeemed at the option of the Company or are subject to repurchase at the option of the holders;

      (9) the terms of any sinking fund or analogous provision;

     (10) any addition to, or modification or deletion of, any covenant or Event of Default with respect to such Debt Securities;


     (11) whether any such Debt Securities are to be issuable in registered ("Registered Securities") or bearer ("Bearer Securities") form or both and, if in bearer form, the terms and conditions relating thereto and any limitations on issuance of such Bearer Securities (including in exchange for Registered Securities of the same series);


     (12) whether any such Debt Securities will be issued in temporary or permanent global form and, if so, the identity of the depositary for such global Debt Security;


     (13) whether and under what circumstances the Company will pay Additional Amounts (as contemplated by the Indenture) on such Debt Securities to any holder who is a United States Alien (i.e., as such definition may be modified, any person who, for United States Federal income tax purposes, is a foreign corporation, a non-resident alien individual, a non-resident alien fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, for United States Federal income tax purposes, a foreign corporation, a non-resident alien individual or a non-resident alien fiduciary of a foreign estate or trust) in respect of any tax, assessment or other governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities rather than pay such Additional Amounts;



     (14) the person to whom any interest on any Registered Securities of the series shall be payable, if other than the person in whose name the Registered Security (or one or more Predecessor Securities (i.e., every previous Debt Security evidencing all or a portion of the same Indebtedness as that evidenced by such particular Debt Security)) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the person to whom, any interest on any Bearer Security of the series shall be payable, if other than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary global Debt Security will be paid if other than in the manner provided in the Indenture;

     (15) the portion of the principal amount of such Debt Securities which shall be payable upon acceleration thereof if other than the full principal amount thereof;

     (16) the authorized denominations in which such Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof (in the case of Registered Securities) or $5,000 (in the case of Bearer Securities);

     (17) the terms, if any, upon which such Debt Securities may be convertible into or exchangeable for other Securities;

     (18) whether such Debt Securities will be Senior Debt Securities or Subordinated Debt Securities, and the terms of subordination, if applicable;

     (19) whether the amount of payments of principal of, premium, if any, and interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method or methods (any such Debt Securities being hereinafter called "Indexed Securities") and the manner in which such amounts will be determined; and

     (20) any other terms of such Debt Securities.


     As used in this Prospectus and any Prospectus Supplement relating to the offering of any Debt Securities, references to the principal of and premium, if any, and interest, if any, on such Debt Securities will be deemed to include mention of the payment of Additional Amounts, if any, required by the terms of such Debt Securities in such context. "Additional Amounts" means any additional amounts which are required by the Indenture or by the terms of any Debt Security, under circumstances specified therein, to be paid by the Company in respect of certain taxes, assessments or other governmental charges imposed on the holders of such Debt Security and which are owing to such holders.



     Debt Securities may be issued as Original Issue Discount Securities (i.e., Debt Securities which provide for declarations of amounts less than the principal face amount thereof to be due and payable upon acceleration pursuant to the Indenture) to be sold at a substantial discount below their principal amount. In the event of an acceleration of the maturity of any Original Issue Discount Security, the amount payable to the holder thereof upon such acceleration will be determined in the manner described in the applicable Prospectus Supplement. Material Federal income tax and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.


     Under the Indenture, the terms of the Debt Securities of any series may differ and the Company, without the consent of the holders of the Debt Securities of any series, may reopen a previous series of Debt Securities and issue additional Debt Securities of such series or establish additional terms of such series.

REGISTRATION, TRANSFER, PAYMENT AND PAYING AGENT

     Unless otherwise indicated in the applicable Prospectus Supplement, each series of Debt Securities will be issued in registered form only, without coupons. The Indenture, however, provides that the Company may also issue Debt Securities in bearer form only, or in both registered and bearer form. Bearer Securities shall not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person (as defined below) other than offices located outside the United States of certain United States financial institutions. As used herein, "United States person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States, any estate the income of which is subject to United States Federal income taxation regardless of its source, or any trust whose administration is subject to the primary supervision of a United States court and which has one or more United States fiduciaries who have the authority to control all substantial decisions of the trust, and "United States" means, except as may be set forth in the Prospectus Supplement, the United States of America (including the states thereof and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction. Purchasers of Bearer Securities will be subject to certification procedures and may be affected by certain limitations under United States tax laws. Such procedures and limitations will be described in the Prospectus Supplement relating to the offering of the Bearer Securities.

     Unless otherwise indicated in the applicable Prospectus Supplement, Registered Securities will be issued in denominations of $1,000 or any integral multiple thereof, and Bearer Securities will be issued in denominations of $5,000.

     Unless otherwise indicated in the applicable Prospectus Supplement, the principal, premium, if any, and interest, if any, of or on the Debt Securities will be payable, and Debt Securities may be surrendered for registration of transfer or exchange, at an office or agency to be maintained by the Company in the Borough of Manhattan, The City of New York, provided that payments of interest with respect to any Registered Security may be made at the option of the Company by check mailed to the address of the person entitled thereto or by transfer to an account maintained by the payee with a bank located in the United States. No service charge shall be made for any registration of transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses that may be imposed in connection therewith.

     Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of, premium, if any, and interest, if any, on Bearer Securities will be made, subject to any applicable laws and regulations, at such office or agency outside the United States as specified in the Prospectus Supplement and as the Company may designate from time to time. Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest due on Bearer Securities on any Interest Payment Date will be made only against surrender of the coupon relating to such Interest Payment Date.

     Unless otherwise indicated in the applicable Prospectus Supplement, no payment of principal, premium or interest with respect to any Bearer Security will be made at any office or agency in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States; provided, however, that if amounts owing with respect to any Bearer Securities shall be payable in U.S. dollars, payment with respect to any such Bearer Securities may be made at the Corporate Trust Office of the Trustee or at any office or agency designated by the Company in the Borough of Manhattan, The City of New York, if (but only if) payment of the full amount of such principal, premium or interest at all offices outside of the United States maintained for such purpose by the Company is illegal or effectively precluded by exchange controls or similar restrictions.


     Unless otherwise indicated in the applicable Prospectus Supplement, the Company will not be required to do the following:



     (1) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series of like tenor to be redeemed and ending at the close of business on the day of that selection;



     (2) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part;



     (3) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor that is simultaneously surrendered for redemption; or



     (4) issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid.


RANKING OF DEBT SECURITIES AND HOLDING COMPANY STRUCTURE

     The Senior Debt Securities will be unsecured unsubordinated obligations of the Company and will rank on a parity in right of payment with all other unsecured and unsubordinated indebtedness of the Company, including the 8% Notes. At March 31, 1998, the Company had approximately $119.8 million of total indebtedness outstanding.

     Although the Senior Debt Securities and the 8% Notes will rank equally ("pari passu") in right of payment with indebtedness outstanding under the Company's $85.0 million revolving credit facility entered into on January 2, 1998 (as amended, the "Credit Facility"), such indebtedness is secured by substantially all of the personal property of the Company and each of its North American subsidiaries and a pledge of stock of each of the Company's principal subsidiaries. The Senior Debt Securities and the 8% Notes are unsecured and therefore do not have the benefit of such collateral. If an event of default occurs under the Credit Facility, the banks party thereto will have preferential claims to those assets and may foreclose upon such collateral to the exclusion of the holders of the Senior Debt Securities and the 8% Notes, notwithstanding the existence of an event of default with respect to the Senior Debt Securities and the 8% Notes, respectively. Accordingly, in such an event, the Company's assets would first be used to repay in full amounts outstanding under the Credit Facility, resulting in virtually all of the Company's assets being unavailable to satisfy the claims of holders of the Senior Debt Securities and the 8% Notes until the indebtedness under the Credit Facility is repaid in full. Any remaining unpaid claims of creditors under the Credit Facility will rank equally ("pari passu") with the Senior Debt Securities and the 8% Notes and will be entitled to share in any of the Company's remaining assets.


     The Company conducts substantially all of its operations through subsidiaries and substantially all of its assets consist of the capital stock of its subsidiaries. Accordingly, the Senior Debt Securities and the 8% Notes will be effectively subordinated to liabilities of the Company's subsidiaries, including trade payables. At March 31, 1998, the total liabilities of the Company's subsidiaries, excluding intercompany debt but including trade payables, were approximately $40.8 million. At March 31, 1998, the Company and its subsidiaries would also have had $77.7 million available (subject to financial ratio compliance and other limitations) to be drawn under the Credit Facility, which is secured as described above.

     The Company's rights and the rights of its creditors, including holders of the Senior Debt Securities and the 8% Notes, to participate in the assets of any subsidiary upon such subsidiary's liquidation or recapitalization will be subject, in the case of any subsidiary, to the prior claims of such subsidiary's creditors, except to the extent that the Company itself may be a creditor with recognized claims against the subsidiary, in which case the claims of the Company would still be effectively subordinated to any mortgage or other liens on the assets of such subsidiary and would be subordinate to any indebtedness of such subsidiary senior to that held by the Company. Accordingly, there can be no assurance that, after providing for all prior claims and all equal ("pari passu") claims, there would be sufficient assets available to satisfy the obligations of the Company under the Senior Debt Securities and the 8% Notes.


     Because the Company conducts substantially all of its operations through its subsidiaries, the Company is and will be dependent upon the distribution of the earnings of its subsidiaries to service its debt obligations, including the Senior Debt Securities and the 8% Notes. The Company's subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the Senior Debt Securities and the 8% Notes or to make any funds available therefor. There are currently no material restrictions on the ability of subsidiaries to transfer funds to the Company in the form of dividends, loans, or advances.


     The Subordinated Debt Securities will be unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the applicable Prospectus Supplement) of the Company. See "--Subordination of Subordinated Debt Securities" immediately following this paragraph.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

     The applicable Prospectus Supplement will set forth the extent to which Subordinated Debt Securities of or within a particular series are subordinated to other indebtedness.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Debt Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing Debt Securities in definitive form represented thereby, a global Debt Security may not be transferred except as a whole by the Depositary for such global Debt Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.


     So long as the Depositary or its nominee is the registered owner of a Global Debt Security, that entity will be the sole holder of the Debt Securities represented by the Global Debt Security. The Trustee and the Company are only required to treat the Depositary or its nominee as the legal owner of those Debt Securities for all purposes under the Indenture. Each beneficial owner of Debt Securities represented by a Global Debt Security will not be entitled to receive physical delivery of certificated securities, will not be considered the holder of those securities for any purpose under the Indenture, and will not be able to transfer or exchange the Global Debt Securities, except in the limited circumstances as may be described in this Prospectus or the supplement. As a result, each beneficial owner may have to rely on the procedures of the Depositary to exercise any rights of a holder under the Indenture, including rights upon an Event of Default. In addition, if the beneficial owner is not a direct or indirect participant in the Depositary (each a "participant"), the beneficial owner must rely on the procedures of the participant through which it owns its beneficial interest in the Global Debt Security.


     The specific terms of the depositary arrangement with respect to a series of global Debt Securities and certain limitations and restrictions relating to a series of global Bearer Securities will be described in the Prospectus Supplement relating to such series.

OUTSTANDING DEBT SECURITIES


     In determining whether the holders of the requisite principal amount of outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture:



     (1) the portion of the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding for such purposes shall be that portion of the principal amount thereof that could be declared to be due and payable upon a declaration of acceleration thereof pursuant to the terms of such Original Issue Discount Security as of the date of such determination,



     (2) the principal amount of any Indexed Security that shall be deemed to be outstanding for such purpose shall be the principal face amount of such Indexed Security determined on the date of its original issuance and



     (3) any Debt Security owned by the Company or any obligor on such Debt Security or any Affiliate of the Company or such other obligor shall be deemed not to be outstanding.


REDEMPTION AND REPURCHASE

     The Debt Securities of any series may be redeemable at the option of the Company, may be subject to mandatory redemption pursuant to a sinking fund or otherwise, or may be subject to repurchase by the Company at the option of the holders, in each case upon the terms, at the times and at the prices set forth in the applicable Prospectus Supplement.

CONVERSION AND EXCHANGE

     The terms, if any, on which Debt Securities of any series are convertible into or exchangeable for Common Stock, Preferred Stock, Depositary Shares or other Debt Securities will be set forth in the applicable Prospectus Supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holders or at the option of the Company.

COVENANTS OF THE COMPANY

     Reference is made to the applicable Prospectus Supplement for information with respect to covenants specific to a particular series of Debt Securities. If any such covenants are described, the Prospectus Supplement will also state whether the "covenant defeasance" provisions described below also apply.

EVENTS OF DEFAULT

     Unless otherwise specified in the applicable Prospectus Supplement, an Event of Default with respect to the Debt Securities of any series is defined in the Indenture as being:


     (1) default for 30 days in payment of any interest with respect to any Debt Security of such series;



     (2) default in payment of principal or any premium with respect to any Debt Security of such series when due upon maturity, redemption or otherwise;



     (3) default in making any sinking fund payment or payment under any analogous provision when due with respect to any Debt Security of such series;



     (4) default by the Company in the performance, or breach, of any other covenant or warranty in the Indenture (other than a covenant or warranty included therein solely for the benefit of one or more series of Debt Securities other than that series) or any Debt Security of such series which shall not have been remedied for a period of 90 days after notice to the Company by the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding;



     (5) acceleration of the maturity of any single outstanding issue of Indebtedness of the Company with an outstanding aggregate principal amount in excess of $10,000,000 (including an acceleration under the Indenture with respect to Debt Securities of any other series), as a result of an event of default thereunder, which acceleration is not annulled or which Indebtedness is not discharged within 30 days thereafter;



     (6) the Company shall fail within 30 days to pay, bond or otherwise discharge any uninsured judgement or court order for the payment of money in excess of $10,000,000, which is not stayed on appeal or is not otherwise being appropriately contested in good faith;



     (7) certain events of bankruptcy, insolvency or reorganization of the Company; or



     (8) any other Event of Default established for the Debt Securities of such series. No Event of Default with respect to any particular series of Debt Securities necessarily constitutes an Event of Default with respect to any other series of Debt Securities.


The Indenture provides that the Trustee thereunder may withhold notice to the holders of the Debt Securities of any series of the occurrence of a default with respect to the Debt Securities of such series (except a default in payment of principal, premium, if any, interest, if any, or sinking fund payments, if any) if the Trustee considers it in the interest of the holders to do so.

     The Indenture provides that if an Event of Default with respect to any series of Debt Securities issued thereunder shall have occurred and be continuing, either the Trustee or the holders of at least 25% in principal amount of the Debt Securities of such series then outstanding may declare the principal amount (or if any Debt Securities of such series are Original Issue Discount Securities, such lesser amount as may be specified in the terms thereof) of all the Debt Securities of such series to be due and payable immediately, but upon certain conditions such declaration and its consequences may be rescinded and annulled by the holders of a majority in principal amount of the Debt Securities of such series then outstanding.


     Subject to the provisions of the Trust Indenture Act requiring the Trustee, during an Event of Default under the Indenture, to act with the requisite standard of care, a Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of Debt Securities of any series unless such holders have offered the Trustee reasonable indemnity. Subject to the foregoing, holders of a majority in principal amount of the then outstanding Debt Securities of any series issued under the Indenture shall have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture with respect to such series. The Indenture requires the annual filing by the Company with the Trustee of a certificate as to whether or not the Company is in default under the terms of the Indenture.

     Notwithstanding any other provision of the Indenture, the holder of any Debt Security shall have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on such Debt Security on the respective due dates therefor (as the same may be extended in accordance with the terms of such Debt Security) and to institute suit for enforcement of any such payment, and such right shall not be impaired without the consent of such holder.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Upon the direction of the Company, the Indenture shall cease to be of further effect with respect to any series of Debt Securities issued thereunder specified by the Company (subject to the survival of certain provisions thereof, including the obligation to pay Additional Amounts to the extent described below) when (i) either (A) all outstanding Debt Securities of such series and, in the case of Bearer Securities, all coupons appertaining thereto, have been delivered to the Trustee for cancellation (subject to certain exceptions) or (B) all Debt Securities of such series and, if applicable, any coupons appertaining thereto, have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year and the Company has deposited with the Trustee, in trust, funds in U.S. dollars in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Maturity thereof, as the case may be, (ii) the Company has paid all other sums payable under the Indenture with respect to the Debt Securities of such series, and (iii) certain other conditions are met. If the Debt Securities of any such series provide for the payment of Additional Amounts, the Company will remain obligated, following such deposit, to pay Additional Amounts on such Debt Securities to the extent that the amount thereof exceeds the amount deposited in respect of such Additional Amounts as aforesaid.

     If provided in the applicable Prospectus Supplement, the Company may elect with respect to any series of Debt Securities either to defease and be discharged from (a) any and all obligations with respect to such Debt Securities (except for, among other things, the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on such Debt Securities to the extent that the amount thereof exceeds the amount deposited in respect of such Additional Amounts as provided below, and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities, to hold moneys for payment in trust, and, if applicable, to exchange or convert such Debt Securities into other securities in accordance with their terms) ("defeasance"), or (b) certain restrictive covenants, if any, in the Indenture and, if indicated in the applicable Prospectus Supplement, its obligations with respect to any other covenant applicable to the Debt Securities of such series, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to the Debt Securities of such series ("covenant defeasance"), in either case upon the irrevocable deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of an amount, in U.S. dollars at Stated Maturity, and/or Government Obligations (as defined in the Indenture) which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of and any premium and any interest on (and, to the extent that (x) the Debt Securities of such series provide for the payment of Additional Amounts and (y) the amount of any such Additional Amounts is at the time of deposit reasonably determinable by the Company (in the exercise of its sole discretion), any such Additional Amounts with respect to) such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor or the applicable redemption date, as the case may be.

     Such a trust may only be established if, among other things, (i) the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company is a party to or by which it is bound, (ii) no Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to the Debt Securities to be defeased shall have occurred and be continuing on the date of establishment of such a trust and, with respect to defeasance only, at any time during the period ending on the 123rd day after such date and (iii) the Company has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by the Company, a Revenue Ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the Indenture.

     In the event the Company effects covenant defeasance with respect to any Debt Securities, and such Debt Securities are declared due and payable because of the occurrence of any Event of Default or with respect to any other covenant as to which there has been covenant defeasance, the amount of monies and/or Government Obligations deposited with the Trustee to effect such covenant defeasance may not be sufficient to pay amounts due on such Debt Securities at the time of any acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting or restricting such defeasance or covenant defeasance with respect to the Debt Securities of a particular series.

MODIFICATION, WAIVERS AND MEETINGS

     The Indenture contains provisions permitting the Company and the Trustee thereunder, with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series issued under the Indenture and affected by a modification or amendment, to modify or amend any of the provisions of the Indenture or of the Debt Securities of such series or the rights of the holders of the Debt Securities of such series under the Indenture, provided that no such modification or amendment shall, among other things, (i) change the stated maturity of the principal of, or premium, if any, or any installment of interest, if any, on any Debt Securities issued under the Indenture or reduce the principal amount thereof or any redemption premium thereon, or reduce the rate of interest thereon, or reduce the amount of principal of any Original Issue Discount Securities that would be due and payable upon an acceleration of the maturity thereof, or adversely affect any right of repayment at the option of any holder, or change any place where, or the Currency in which, any Debt Securities issued under the Indenture are payable, or impair the holder's right to institute suit to enforce the payment of any such Debt Securities on or after the stated maturity thereof, or make any change that materially adversely affects the right, if any, to convert or exchange such Debt Securities for other securities in accordance with their terms, or (ii) reduce the aforesaid percentage of Debt Securities of any series issued under the Indenture, the consent of the holders of which is required for any such modification or amendment or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) or reduce the requirements for a quorum or voting at a meeting of holders of such Debt Securities or (iii) solely in the case of any Subordinated Debt Securities, modify any of the provisions relating to subordination of such Subordinated Debt Securities or the definition of Senior Indebtedness in a manner adverse to the holders of the Subordinated Debt Securities, without in each such case obtaining the consent of the holder of each outstanding Debt Security issued under the Indenture so affected.


     The Indenture also contains provisions permitting the Company and the Trustee, without the consent of the holders of any Debt Securities issued thereunder, to modify or amend the Indenture in order, among other things, (a) to add to the Events of Default or the covenants of the Company for the benefit of the holders of all or any series of Debt Securities issued under the Indenture; (b) to add or change any provisions of the Indenture to facilitate the issuance of Bearer Securities; (c) to establish the form or terms of Debt Securities of any series and any related coupons; (d) to cure any ambiguity or correct or supplement any provision therein which may be inconsistent with other provisions therein, or to make any other provisions with respect to matters or questions arising under the Indenture which shall not materially and adversely affect the interests of the holders of any series of Debt Securities issued thereunder in any material respect; (e) to amend or supplement any provision contained in the Indenture, provided that such amendment or supplement does not apply to any outstanding Debt Securities issued prior to the date of such amendment or supplement and entitled to the benefits of such provision; or (f) to amend or supplement any provision therein or in any supplemental indenture, provided that no such amendment or supplement shall materially and adversely affect the interests of the holders of any Debt Securities then outstanding.

     The holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series may waive compliance by the Company with certain restrictive provisions of the Indenture to the extent described in the Prospectus Supplement. The holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series may, on behalf of all holders of Debt Securities of that series, waive any past default under the Indenture with respect to Debt Securities of that series and its consequences, except a default in the payment of the principal of, or premium, if any, or interest, if any, on any Debt Securities of such series or in respect of a covenant or provision which cannot be modified or amended without the consent of each holder of the outstanding Debt Securities of such series so affected.



     The Indenture contains provisions for convening meetings of the holders of Debt Securities of a series issued thereunder. A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the holders of at least 10% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given in accordance with the provisions of the Indenture. Except for any consent which must be given by the holder of each outstanding Debt Security affected thereby, as described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum (as described below) is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series. However, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, which is less than a majority in principal amount of the outstanding Debt Securities of a series, may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all holders of Debt Securities of that series and the related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series, subject to certain exceptions.


GOVERNING LAW

     The Indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEE

     The Trust Indenture Act contains limitations on the rights of a trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions with the Company and its subsidiaries from time to time, provided that if the Trustee acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default under the Indenture, or else resign.

8% SENIOR NOTES DUE 2008


     General. The Company may issue up to an additional $50,000,000 aggregate principal amount of its 8% Senior Notes Due 2008 as of the date hereof. The additional 8% Notes are issuable under an indenture dated as of March 18, 1998 (the "8% Notes Indenture") between the Company and The Bank of New York (the "8% Notes Trustee"). The 8% Notes Indenture has been incorporated by reference as an exhibit to the Registration Statement.



     Interest on the 8% Notes will be payable semiannually in cash on March 15 and September 15 of each year.



     The 8% Notes will not be subject to any sinking fund.



     Ranking. The additional 8% Notes, if issued, will be unsecured senior indebtedness and will rank equally ("pari passu") with existing and future unsubordinated unsecured indebtedness, including the Senior Debt Securities and outstanding 8% Notes, and senior in right of payment to all subordinated indebtedness of the Company. The 8% Notes will be effectively subordinated to all secured indebtedness of the Company and its subsidiaries with respect to the collateral securing such indebtedness, and the 8% Notes will be effectively subordinated to all liabilities of the Company's subsidiaries, including trade payables. See "Ranking of Debt Securities and Holding Company Structure" above.


     Certain Covenants. The 8% Notes Indenture contains certain covenants that, among other things, limit the ability of the Company and certain of its subsidiaries to incur indebtedness, pay dividends, prepay subordinated indebtedness, repurchase capital stock, make investments, create liens, engage in transactions with stockholders and affiliates, sell assets and, with respect to the Company, engage in mergers and consolidations. However, these limitations are subject to a number of important qualifications and exceptions as set forth in the 8% Notes Indenture.



     Optional Redemption. The 8% Notes are redeemable at the option of the Company, in whole or in part, at any time on or after March 15, 2003 at an initial redemption price of 104% of their principal amount. This redemption price will decline ratably on each subsequent annual anniversary such that any 8% Notes redeemed on or after March 15, 2006 will be redeemed at 100% of their principal amount.



     In addition, at any time and from time to time prior to March 15, 2001, the Company may redeem up to 35% of the aggregate principal amount of the 8% Notes at a redemption price of 108% of their principal amount. Any such redemption prior to March 15, 2001 will be subject to the following conditions:



     - the redemption must be accomplished with the proceeds of one or more offerings by the Company of its common stock which has been registered under the Securities Act;



     - at least 65% of the aggregate principal amount of the 8% Notes must remain outstanding after the redemption; and



     - notice of any such redemption must be mailed within 60 days of the offering by the Company of its common stock.



     Change of Control. Upon the occurrence of certain events deemed to constitute a change of control of the Company, the Company will be required to make an offer to purchase the 8% Notes at a purchase price equal to 101% of their principal amount, plus accrued interest. There can be no assurance that the Company will have sufficient funds available at such time to fulfill this obligation.



     Events of Default. The following are Events of Default with respect to the 8% Notes:



     (1) principal not paid when due;



     (2) failure to pay interest for 30 days;



     (3) default in the performance of certain covenants relating to mergers, consolidations and transfers of assets, or the failure to make or consummate an offer to repurchase the 8% Notes in accordance with the covenant limiting asset sales or the covenant requiring the Company to offer to repurchase the 8% Notes in the event of a change of control;



     (4) default in the performance or breach of any other covenants for a period of 30 days;



     (5) acceleration of in excess of $10 million in principal amount of other debt not rescinded within 30 days after notice or the failure to make a principal payment at maturity of any such debt, not made, waived or extended within such 30 day period;



     (6) failure by the Company or certain of its subsidiaries to pay within 30 days any uninsured judgement or court order for the payment of money in excess of $10 million; and



     (7) certain events in bankruptcy, insolvency or reorganization of the Company or certain of its subsidiaries.



     The 8% Notes Indenture requires the Company to provide periodic and other reports containing evidence of the Company's compliance with the terms of the 8% Notes Indenture.

     Remedies. The 8% Notes Trustee or holders of 25% of the principal amount of the 8% Notes outstanding may declare principal immediately payable, subject to rescission by a majority in principal amount of the holders, except that upon the occurrence of certain events in bankruptcy, insolvency or reorganization as described above, principal shall become immediately due and payable without any act by the 8% Notes Trustee or any holder.



     If an event of default occurs and is continuing, the 8% Notes Trustee may reimburse itself for its reasonable compensation and expenses incurred out of any sums held or received by it before making any payments to the holders of the 8% Notes.



     The right of any holders of the 8% Notes to commence an action for any remedy is subject to certain conditions, including the requirement that the holders of at least 25% of the 8% Notes request that the 8% Notes Trustee take such action, and offer reasonable indemnity to the 8% Notes Trustee against its liabilities incurred in doing so.



     Modification and Waiver. Modifications and amendments of the 8% Notes Indenture may be made by the Company and the 8% Notes Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding 8% Notes; provided, however, that no such modification or amendment may, without the consent of each holder affected thereby:



     (1) change the maturity of the principal of, or any installment of interest on, any 8% Note,



     (2) reduce the principal amount of, or premium, if any, or interest on, any 8% Note,



     (3) change the place or currency of payment of principal of, or premium, if any, or interest on, any 8% Note,



     (4) impair the right to institute suit for the enforcement of any payment on or after the maturity date of the 8% Notes (or, in the case of a redemption, on or after the redemption date) of any 8% Note,



     (5) reduce the above-stated percentage of outstanding 8% Notes the consent of whose holders is necessary to modify or amend the 8% Notes Indenture,



     (6) waive a default in the payment of principal of, premium, if any, or interest on the 8% Notes or



     (7) reduce the percentage or aggregate principal amount of outstanding 8% Notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the 8% Notes Indenture or for waiver of certain defaults.


                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK AND AMOUNT OUTSTANDING

     The Company's authorized capital stock consists of 80.0 million shares of Common Stock having a par value of $.001 per share and 1.0 million shares of Preferred Stock having a par value of $.001 per share. As of May 6, 1998, 20,121,153 shares of Common Stock and no shares of Preferred Stock were issued and outstanding.

COMMON STOCK

     Reference is made to the applicable Prospectus Supplement relating to Common Stock offered thereby for the terms relevant thereto, including the number of shares offered and the initial public offering price.

     Each holder of Common Stock is entitled to one vote for each share held. Shareholders do not have the right to cumulate their votes in elections of directors. Accordingly, holders of a majority of the issued and outstanding Common Stock will have the right to elect the Company's directors and otherwise control the affairs of the Company.

     Holders of Common Stock are entitled to dividends on a pro rata basis upon declaration of dividends by the Board of Directors. Dividends are payable only out of unreserved and unrestricted surplus that is legally available for the payment of dividends. The Board of Directors is not required to declare dividends, and it currently expects to retain any funds generated from operations to finance the development of the Company's business. The payment of dividends in the future will depend upon earnings, capital needs, and other factors.

     Upon a liquidation of the Company, holders of Common Stock will be entitled to a pro rata distribution of the assets of the Company, after payment of all amounts owed to the Company's creditors, and subject to any preferential amount payable to holders of Preferred Stock of the Company, if any.

PREFERRED STOCK

     The Company's Articles of Incorporation permit the Company's Board of Directors to issue shares of Preferred Stock in one or more series, and to fix the relative rights, preferences, and limitations of each series. Among such rights, preferences, and limitations are dividend rights and rates, provisions for redemption, rights upon liquidation, conversion privileges, and certain voting powers.

     The purpose for authorizing the Board of Directors to issue and to designate the features of Preferred Stock is, in part, to eliminate delays associated with a shareholder vote to authorize the issuance of Preferred Stock. The issuance of Preferred Stock, for example in connection with a shareholder rights plan, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding capital stock of the Company.

     The terms of any particular series of Preferred Stock, including Preferred Stock represented by Depositary Shares, will be described in the applicable Prospectus Supplement.

CERTAIN PROVISIONS OF THE COMPANY'S ARTICLES OF INCORPORATION

     The Company's Articles of Incorporation provide for a classified Board of Directors. The directors are divided into three classes. The directors are elected for three-year terms, which are staggered so that the terms of one-third of the directors expire each year. The Articles of Incorporation permit shareholders to remove directors only for cause at a meeting by the affirmative vote of at least a majority of the outstanding shares of Common Stock. Directors of the Company may remove directors with or without cause.

     The above-described provisions of the Company's Articles of Incorporation may have certain anti-takeover effects. Such provisions, in addition to the provisions described below and the possible issuance of preferred stock discussed above, may make it more difficult for other persons, without the approval of the Company's Board of Directors, to make a tender offer or acquisitions of substantial amounts of the Common Stock or to launch other takeover attempts that a shareholder might consider to be in such shareholder's best interests.

CERTAIN PROVISIONS OF OHIO LAW

     The Company is subject to several anti-takeover provisions under Ohio law that apply to Ohio public corporations, unless the Company elects to opt out of these provisions in its Articles of Incorporation or Regulations (by-laws). The Company has not opted out of these takeover provisions.

     Under Ohio's Control Share Acquisition Act (the "Acquisition Act"), any "control share acquisition" of an Ohio public corporation shall be made only with the prior authorization of the shareholders of the corporation in accordance with the provisions of the Acquisition Act. A "control share acquisition" is defined under the Acquisition Act to mean the acquisition, directly or indirectly, by any person of shares of a public corporation that, when added to all other shares of the corporation such person owns, would entitle such person, directly or indirectly, to exercise voting power in the election of directors within the following ranges: more than 20%, more than 33% and a majority.


     The Acquisition Act also requires that the acquiring person deliver an "acquiring person's statement" to the Ohio public corporation. The Ohio public corporation must then convene a special meeting of its shareholders to vote upon the proposed acquisition within 50 days after receipt of such acquiring person's statement, unless the acquiring person agrees to a later date.


     The Acquisition Act further specifies that the shareholders of the corporation must approve the proposed control share acquisition by certain percentages at a special meeting of shareholders at which a quorum is present.

In order to comply with the Acquisition Act, the acquiring person may only acquire the stock of the Ohio public corporation upon the affirmative vote of:
(i) a majority of the voting power of the corporation that is represented in person or by proxy at the special meeting and (ii) a majority of the voting power of the corporation that is represented in person or by proxy at the special meeting, excluding those shares of the corporation deemed to be "interested shares" for purposes of the Act.


     "Interested shares" are defined under the Act to mean shares in respect of which the voting power is controlled by any of the following persons: (i) an acquiring person; (ii) any officer of the Ohio public corporation; and (iii) any employee who is also a director of the corporation. "Interested shares" also include shares of the corporation that are acquired by any person after the date of the first public disclosure of the proposed acquisition and the date of the special meeting, if either (x) the aggregate consideration paid by such person, and any person acting in concert with him, for such shares of the Ohio public corporation exceeds $250,000 or (y) the number of shares acquired by such person, and any person acting in concert with him, exceeds one-half of one percent of the outstanding shares of the corporation.



     Section 1701.13 of the Ohio Revised Code, inter alia, empowers an Ohio corporation to indemnify any director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Similar indemnity is authorized for such person against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith.


     In addition, Section 1701.59 eliminates the personal liability in damages of a director for violations of the director's fiduciary duty, except if it is proved by clear and convincing evidence that his action or failure to act involved acts or omissions undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. The Company has not opted out of Section 1701.59 of the Ohio Revised Code. This statute does not affect the liability of directors pursuant to Section 1701.95 of the Ohio Revised Code (providing for liability of directors for unlawful payment of dividends or unlawful distribution of assets) nor does it affect the liability of the directors under Federal securities laws.

     The Company is also subject to Ohio's Merger Moratorium Act. The Merger Moratorium Act generally prohibits a wide range of business combinations and other transactions (including mergers, consolidations, asset sales, loans, disproportionate distributions of property and disproportionate issuances or transfers of shares or rights to acquire shares) between an Ohio corporation and a person that owns, alone or with other related parties, shares representing at least 10% of the voting power of the corporation (an "Interested Shareholder") for a period of three years after such person becomes an Interested Shareholder, unless, prior to the date that the Interested Shareholder became such, the directors approve either the transaction or the acquisition of the corporation's shares that resulted in the person becoming an Interested Shareholder. Following the three-year moratorium period, the corporation may engage in covered transactions with an Interested Shareholder only if, among other things, (i) the transaction receives the approval of the holders of two-thirds of all the voting shares and the approval of the holders of a majority of the voting shares held by persons other than an Interested Shareholder or (ii) the remaining shareholders receive an amount for their shares equal to the higher of the highest amount paid in the past by the Interested Shareholder for the corporation's shares or the amount that would be due the shareholders if the corporation were to dissolve.

     Contemporaneous with the adoption of Ohio's Merger Moratorium Act, Ohio enacted a so-called "green mailer disgorgement" statute which provides that a person who announces a control bid must disgorge profits realized by that person upon the sale of any equity securities within 18 months of the announcement of the control bid.

     The Company is also subject to Ohio's Control Bid Statute. Ohio's Control Bid Statute provides that no offeror may make a "control bid" pursuant to a tender offer or a request or invitation for tenders unless, on the day the offeror commences a control bid, it files with the Ohio Division of Securities (the "Securities Division") and the target company certain information in respect of the offeror, his ownership of the corporation's shares and his plans for the corporation (including, among other things, plans to terminate employee benefit plans, close any plant or facility or reduce the work force). If the Securities Division determines that the offeror's disclosures are inadequate, it must act within three calendar days from the date of the offeror's filing to issue a suspension order. If a bid is suspended, a hearing must be held within 10 calendar days from the date of the Securities Division's suspension order. The hearing procedure must be completed no later than 16 calendar days after the date on which the suspension was imposed.

     A "control bid" under Ohio's Control Bid Statute is defined as the purchase of or an offer to purchase any equity security of an issuer with certain connections to Ohio from a resident of Ohio if (i) after the purchase of such security, the offeror would directly or indirectly be the beneficial owner of more than 10% of any class of the issued and outstanding equity securities of the issuer or (ii) the offeror is the issuer, there is a pending control bid by a person other than the issuer and the number of issued and outstanding shares of the corporation will be reduced by more than 10%.

     Finally, Ohio law provides for the right of the Board of Directors to consider the interests of various constituencies, including employees, customers, suppliers and creditors of the Company, as well as the communities in which the Company is located, in addition to the interest of the Company and its shareholders, in discharging their duties in determining what is in the Company's best interests.

     The above-described provisions of Ohio law may have certain anti-takeover effects. Those provisions make it more difficult for other persons, without the approval of the Company's Board of Directors, to make a tender offer or acquisitions of substantial amounts of the Common Stock or to launch other takeover attempts that a shareholder might consider in such shareholder's best interests.

TRANSFER AGENT

     American Stock Transfer & Trust Company, New York, New York, acts as transfer agent for the Company's Common Stock.

     The transfer agent for any series of Preferred Stock will be named in the applicable Prospectus Supplement.

                        DESCRIPTION OF DEPOSITARY SHARES

     The Company may offer Depositary Shares (either separately or together with other Securities) representing fractional interests in shares of Preferred Stock of any series. In connection with the issuance of any Depositary Shares, the Company will enter into a deposit agreement (a "Deposit Agreement") with a bank or trust company, as depositary (the "Preferred Stock Depositary"), which will be named in the applicable Prospectus Supplement. Depositary Shares will be evidenced by depositary receipts (the "Depositary Receipts") issued pursuant to the related Deposit Agreement. The summary of certain provisions of the Depositary Shares and the Deposit Agreement set forth below and the summary of certain terms of a particular issue of Depositary Shares and the related Deposit Agreement set forth in the applicable Prospectus Supplement do not purport to be complete and are subject to and qualified in their entirety by reference to all the provisions of the form of Deposit Agreement, together with the form of related Depositary Receipt which will be filed as an exhibit to or incorporated by reference in the Registration Statement, all of which are incorporated herein by reference.

     The following description of Depositary Shares sets forth certain general terms and provisions of the Depositary Shares and the related Deposit Agreement to which any Prospectus Supplement may relate. Certain other terms of any such Depositary Shares and the related Deposit Agreement will be described in the applicable Prospectus Supplement. To the extent that any particular terms of the Depositary Shares or the related Deposit Agreement described in a Prospectus Supplement differ from any of the terms described herein, then such terms described herein shall be deemed to have been superseded by such Prospectus Supplement.

INFORMATION TO BE PROVIDED IN THE APPLICABLE PROSPECTUS SUPPLEMENT

     The Company may provide for the issuance by the Preferred Stock Depositary of Depositary Receipts evidencing the related Depositary Shares, each of which Depositary Shares in turn will represent a fractional interest (which will be specified in the applicable Prospectus Supplement) in one share of a series of Preferred

Stock. Shares of Preferred Stock of any series represented by Depositary Shares will be deposited under a separate Deposit Agreement. Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fraction of a share of Preferred Stock represented by the related Depositary Share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the Preferred Stock represented thereby (including, if applicable and subject to certain matters discussed below, dividend, voting, conversion, exchange, redemption and liquidation rights).

     Depositary Shares may be issued in respect of shares of the Preferred Stock of any series. Immediately following the issuance of any such shares of Preferred Stock by the Company, the Company will deposit such shares of Preferred Stock with the relevant Preferred Stock Depositary and will cause the Preferred Stock Depositary to issue, on behalf of the Company, the related Depositary Receipts.

     Reference is made to the applicable Prospectus Supplement relating to the Depositary Shares offered thereby for specific terms, including (where applicable): (i) the terms of the series of Preferred Stock deposited by the Company under the related Deposit Agreement; (ii) the number of such Depositary Shares and the fraction of one share of such Preferred Stock represented by one such Depositary Share; (iii) whether such Depositary Shares will be listed on any securities exchange; (iv) whether such Depositary Shares will be sold with any other Securities and, if so, the amount and terms thereof; and (v) any other specific terms of such Depositary Shares and the related Deposit Agreement.

     Depositary Receipts may be surrendered for transfer or exchange for new Depositary Receipts of different authorized denominations at any office or agency of the relevant Preferred Stock Depositary maintained for such purpose, subject to the terms of the related Deposit Agreement. Unless otherwise specified in the applicable Prospectus Supplement, Depositary Receipts will be issued in denominations evidencing any whole number of Depositary Shares. No service charge will be made for any permitted transfer or exchange of Depositary Receipts, but the Company or the Preferred Stock Depositary may require payment of any tax or other governmental charge payable in connection therewith.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of the related Preferred Stock to the record holders of Depositary Receipts in proportion, insofar as possible, to the number of Depositary Receipts owned by such holders on the relevant record date. The Preferred Stock Depositary will distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Receipts a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum, if any, received by the Preferred Stock Depositary for distribution to the record holders of Depositary Receipts.

     In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto in proportion, insofar as possible, to the number of Depositary Receipts owned by such holders on the relevant record date, unless the Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including sale (public or private) of such property and distribution of the net proceeds from such sale to such holders.

     The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by the Company to holders of the related series of Preferred Stock will be made available to holders of Depositary Receipts.

     The amount distributed in any of the foregoing cases will be reduced by any amount required to be withheld by the Company or the Preferred Stock Depositary on the account of taxes.

WITHDRAWAL OF PREFERRED STOCK

     Upon surrender of the Depositary Receipts at an office or agency of the Preferred Stock Depositary maintained for such purpose (unless the related shares of Preferred Stock have previously been called for redemption), the holder thereof will be entitled to delivery, at such office or agency, to or upon such holder's order, of the number of whole shares of the related series of Preferred Stock and any money or other property represented by such Depositary Receipts. Shares of Preferred Stock so withdrawn, however, may not be redeposited. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of whole shares of Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION AND REPURCHASE OF PREFERRED STOCK

     If a series of Preferred Stock represented by Depositary Shares is subject to redemption at the option of the Company, then, whenever the Company redeems shares of Preferred Stock of such series held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of Depositary Shares representing the shares of the Preferred Stock so redeemed, provided the Company shall have paid in full to the Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus any other amounts or property payable with respect to the Preferred Stock to be redeemed. The redemption price per Depositary Share will be equal to the redemption price and any other amounts or property per share payable with respect to the Preferred Stock multiplied by the fraction of a share of Preferred Stock represented by one such Depositary Share. If less than all of the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by the Preferred Stock Depositary by lot or pro rata or other equitable method, in each case as may be determined by the Company. If the Depositary Shares evidenced by a Depositary Receipt are to be redeemed in part only, one or more new Depositary Receipts will be issued for any Depositary Shares not so redeemed.

     After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any monies payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender of such Depositary Receipts to the Preferred Stock Depositary.

     Depositary Shares, as such, are not subject to repurchase by the Company at the option of the holders. Nevertheless, if the Preferred Stock represented by Depositary Shares is subject to repurchase of the option of the holders, the related Depositary Receipts may be surrendered by the holders thereof to the Preferred Stock Depositary with written instructions to the Preferred Stock Depositary to instruct the Company to repurchase the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts at the applicable repurchase price specified in the related Prospectus Supplement. The Company, upon receipt of such instructions and subject to the Company having funds legally available therefor, will repurchase the requisite whole number of shares of such Preferred Stock from the Preferred Stock Depositary, who in turn will repurchase such Depositary Receipts. Notwithstanding the foregoing, holders shall only be entitled to request the repurchase of Depositary Shares representing one or more whole shares of the related Preferred Stock. The repurchase price per Depositary Share will be equal to the repurchase price and any other amounts per share payable with respect to the Preferred Stock multiplied by the fraction of a share of Preferred Stock represented by one Depositary Share. If the Depositary Shares evidenced by a Depositary Receipt are to be repurchased in part only, one or more new Depositary Receipts will be issued for any Depositary Shares not to be repurchased.

VOTING THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the Preferred Stock of any series represented by Depositary Shares are entitled to vote, the relevant Preferred Stock Depositary will mail the information contained in such notice of meeting to the record holders of the related Depositary Receipts. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depositary in order to enable the

Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting shares of Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Stock.

CONVERSION AND EXCHANGE OF PREFERRED STOCK


     If the Preferred Stock represented by Depositary Shares is exchangeable at the option of the Company for other Securities, then, whenever the Company exercises its option to exchange all or a portion of such shares of Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will exchange as of the same exchange date a number of such Depositary Shares representing the shares of the Preferred Stock so exchanged, provided the Company shall have issued and deposited with the Preferred Stock Depositary the Securities for which such shares of Preferred Stock are to be exchanged. The exchange rate per Depositary Share shall be equal to the exchange rate per share of Preferred Stock multiplied by the fraction of a share of Preferred Stock represented by one Depositary Share. If less than all of the Depositary Shares are to be exchanged, the Depositary Shares to be exchanged will be selected by the Preferred Stock Depositary by lot or pro rata or other equitable method, in each case as may be determined by the Company. Unless otherwise stated in the applicable Prospectus Supplement, fractional share interests resulting from any conversion or exchange will be redeemed by the Company for cash. If the Depositary Shares evidenced by a Depositary Receipt are to be exchanged in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be exchanged.


     Depositary Shares, as such, are not convertible or exchangeable at the option of the holders into other Securities or property. Nevertheless, if the Preferred Stock represented by Depositary Shares is convertible into or exchangeable for other Securities at the option of the holders, the related Depositary Receipts may be surrendered by holders thereof to the Preferred Stock Depositary with written instructions to the Preferred Stock Depositary to instruct the Company to cause conversion or exchange, as the case may be, of the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into a whole number of shares of Common Stock or Preferred Stock, a whole number of Common Stock Warrants, or Debt Securities in authorized denominations, as specified in the related Prospectus Supplement. The Company, upon receipt of such instructions and any amounts payable in respect thereof, will cause the conversion or exchange, as the case may be, and will deliver to the holders such number of whole shares of Common Stock or Preferred Stock, a whole number of Common Stock Warrants, or a principal amount of Debt Securities in authorized denominations (and cash in lieu of any fractional Security). The exchange or conversion rate per Depositary Share shall be equal to the exchange or conversion rate per share of Preferred Stock multiplied by the fraction of a share of Preferred Stock represented by one Depositary Share. If the Depositary Shares evidenced by a Depositary Receipt are to be converted or exchanged in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted or exchanged.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The Depositary Receipts evidencing Depositary Shares and any provision of the related Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts issued under any Deposit Agreement will not be effective unless such amendment has been approved by the holders of at least a majority of such Depositary Receipts then outstanding (or such greater proportion as may be required by the rules of any securities exchange on which the related Depositary Shares may be listed). In no event may any such amendment impair the right of any holder of Depositary Receipts, subject to the conditions specified in the Deposit Agreement, to receive the related Preferred Stock upon surrender of such Depositary Receipts as described above under "--Withdrawal of Preferred Stock."


     The Deposit Agreement may be terminated by the Company upon not less than 60 days' notice to the Preferred Stock Depositary. In any such case, the Preferred Stock Depositary shall deliver or make available to each holder of the related Depositary Receipts, upon surrender of such Depositary Receipts, such number of whole shares of the related series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts, together with cash in lieu of any fractional shares (to the extent the Company has deposited such cash with the Preferred Stock Depositary). If the Company does not deposit cash adequate to pay amounts with respect to any fractional shares, the Company will remain obligated to pay such amounts, but the Preferred Stock Depositary will not be required to advance any amounts on behalf of the Company. The Deposit Agreement will automatically terminate if all of the shares of Preferred Stock deposited thereunder shall have been withdrawn, redeemed, converted or exchanged or if there shall have been a final distribution in respect of such Preferred Stock in connection with any liquidation, dissolution or winding up of the Company.


CHARGES OF PREFERRED STOCK DEPOSITARY

     The Company will pay the fees and expenses of the Preferred Stock Depositary in connection with the performance of its duties under the Deposit Agreement, and will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. Holders of Depositary Receipts will be required to pay all other transfer and other taxes and governmental charges (including taxes and other governmental charges in connection with the transfer, exchange, surrender or conversion of Depositary Receipts) and such other charges as are expressly provided in the Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The Preferred Stock Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary.

MISCELLANEOUS

     The Preferred Stock Depositary will forward to holders of Depositary Receipts any reports and communications from the Company which are received by the Preferred Stock Depositary with respect to the related Preferred Stock.

     Neither the Preferred Stock Depositary nor the Company will be liable if either is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Stock Depositary under the Deposit Agreement will be limited to performing their duties thereunder without gross negligence or willful misconduct, and the Company and the Preferred Stock Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or any related shares of Preferred Stock or Depositary Receipts unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depositary may rely on advice of counsel, accountants or other advisors, and information provided by persons presenting shares of Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be authorized or competent and on documents believed to be genuine.

     In the event that the Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Preferred Stock Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

                            DESCRIPTION OF WARRANTS

     The Company has no Warrants outstanding (other than options issued under the Company's stock option plans). The Company may issue Warrants for the purchase of Debt Securities, Common Stock or Preferred Stock registered hereby. Warrants may be issued independently or together with any other securities offered by any Prospectus Supplement and may be attached to or separate from such securities. Each series of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

     The applicable Prospectus Supplement will describe the terms of the Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (i) the title of such Warrants; (ii) the aggregate number of such Warrants; (iii) the price or prices at which such Warrants will be issued; (iv) the designation, terms and number of securities purchasable upon exercise of such Warrants; (v) the designation and terms of the securities, if any, with which such Warrants are issued and the number of such Warrants issued with each such security; (vi) the date, if any, on and after which such Warrants and the related securities will be separately transferable;
(vii) the price at which each security purchasable upon exercise of such Warrants may be purchased; (viii) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (ix) the minimum or maximum amount of such Warrants which may be exercised at any one time; (x) information with respect to book-entry procedures, if any; and (xi) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

                PLAN OF DISTRIBUTION BY SELLING SECURITY HOLDERS

     Resales of securities may be made on Nasdaq or such other national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market, in private transactions or pursuant to underwriting agreements. Such resales may be effected in one or more of the following methods: (i) ordinary brokers' transactions, which may include long or short sales; (ii) transactions involving cross or block trades or otherwise on Nasdaq; (iii) purchases by brokers, dealers or underwriters as principal and resale for their own accounts pursuant to this Prospectus and the applicable supplement; (iv) "at the market" to or through market makers or into an existing market for the securities; (v) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents; (vi) through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise); or (vii) any combination of the foregoing, or by any other legally available means.

     Agreements with Selling Security Holders permitting use of this Prospectus and the applicable supplement may provide that any such offering be effected in an orderly manner through securities dealers, acting as broker or dealer, selected by the Company; that Selling Security Holders enter into custody agreements with one or more banks with respect to the securities offered; and that sales be made only by one or more of the methods described in this Prospectus, as appropriately supplemented or amended when required. The Selling Security Holders may be deemed to be underwriters within the meaning of the Securities Act.

     Brokers, dealers, underwriters or agents participating in the sale of the securities as principals or agents may receive compensation in the form of commissions, discounts or concessions from the Selling Security Holders and/or purchasers of the securities for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). Sales of securities by such broker, dealer, underwriter or agent may be made on the Nasdaq or other exchange from time to time at prices related to prices then prevailing, at prices related to such prevailing prices, at negotiated prices or at fixed prices, which may be changed. Any such sales may be by block trade. Any such broker/dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act, and any commissions earned by such member firm may be deemed to be underwriting discounts and commissions under the Securities Act.

     Upon the Company being notified by a Selling Security Holder that it proposed to make a block trade, a Prospectus Supplement, if required, will be filed pursuant to Rule 424 under the Securities Act, disclosing the name of the broker or dealer, the number of units of securities involved, the price at which such securities are being sold by such Selling Security Holder, and the commissions to be paid by such Selling Security Holder to such broker or dealer.

     To comply with the securities laws of certain jurisdictions, if applicable, the securities will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, such securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

                                 LEGAL MATTERS

     Certain legal matters in connection with the validity of the securities offered hereby will be passed upon for the Company by Cowden, Humphrey & Sarlson Co., L.P.A., counsel to the Company, and Brown & Wood LLP, New York, New York, special counsel to the Company as to matters of New York law. Cowden, Humphrey & Sarlson Co., L.P.A. will rely as to certain matters of New York law upon the opinion of Brown & Wood LLP, and Brown & Wood LLP will rely as to certain matters of Ohio law upon the opinion of Cowden, Humphrey & Sarlson Co., L.P.A.

                                    EXPERTS

     The consolidated financial statements of Advanced Lighting Technologies, Inc. and subsidiaries as of June 30, 1997 and 1996 and for each of the three years in the period ended June 30, 1997 incorporated by reference in this Prospectus and Registration Statement and the financial statements of Ruud Lighting, Inc. as of November 30, 1997 and 1996 and for each of the three years in the period ended November 30, 1997 incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors as set forth in their reports thereon and are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

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YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY SUPPLEMENT HERETO. WE HAVE AUTHORIZED NO ONE TO PROVIDE YOU WITH DIFFERENT INFORMATION.

WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY LOCATION WHERE THE OFFER IS NOT PERMITTED.

YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS, INCLUDING INFORMATION INCORPORATED BY REFERENCE, IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE PROSPECTUS.

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                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Where You Can Find More Information...    2
The Company...........................    3
Risk Factors..........................    5
Selected Financial Data...............   10
Ratio of Earnings to Total Fixed
  Charges and Preferred Stock
  Dividends...........................   12
Special Note Regarding Forward-Looking
  Statements..........................   12
Acquisition Terms.....................   12
Selling Security Holders..............   13
Description Of Debt Securities........   13
Description Of Capital Stock..........   24
Description Of Depositary Shares......   27
Description of Warrants...............   31
Plan Of Distribution by Selling
  Security Holders....................   32
Legal Matters.........................   33
Experts...............................   33


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                                  $100,000,000

                               ADVANCED LIGHTING
                               TECHNOLOGIES, INC.

                         DEBT SECURITIES, COMMON STOCK,
                       PREFERRED STOCK, DEPOSITARY SHARES
                                  AND WARRANTS
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                                            , 1998

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                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Reference is made to Section 1701.59 of the Ohio Revised Code, which eliminates the personal liability in damages of a director for violations of the director's fiduciary duty, except if it is proved by clear and convincing evidence that his action or failure to act involved acts or omissions undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. This statute does not affect the liability of directors pursuant to Section 1701.95 of the Ohio Revised Code (providing for liability of directors for unlawful payment of dividends or unlawful distribution of assets).

     Reference is made to section 1701.13 of the Ohio Revised Code, which provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the name of the corporation (a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's articles of incorporation, code of regulations, disinterested director vote, shareholder vote, agreement or otherwise.

     Reference is made to Article Seven of the Code of Regulations (by-laws) of the Company contained in Exhibit 3.2 hereto which provides for the indemnification of directors and officers to the fullest extent permitted by Ohio law.

ITEM 21.  EXHIBITS


 3.1     Amended and Restated Articles of Incorporation of Advanced
         Lighting Technologies, Inc. (incorporated by reference to
         Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the Quarterly Period ended December 31, 1996)
 3.2     Code of Regulations of Advanced Lighting Technologies, Inc.
         (incorporated by reference to Exhibit 3.2 to the Company's
         Registration Statement on Form S-1, Registration No.
         33-97902, effective December 11, 1995)
 4.1     Form of Indenture**
 4.2 Indenture, dated as of March 18, 1998, between The Company and the Bank of New York (incorporated by reference to Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q for the Quarterly Period ended March 31, 1998)
 4.3     Form of Senior Debt Security*
 4.4     Form of Subordinated Debt Security*
 4.5     Form of Convertible Debt Security*
 4.6     Form of Preferred Stock Certificate of Designation*
 4.7     Form of Warrant*
 4.8     Form of Warrant Agreement*
 4.9     Form of Deposit Agreement*
 4.10    Form of 8% Senior Note due 2008**
 5.1 Opinion of Cowden, Humphrey & Sarlson Co., L.P.A. as to the legality of the securities to be issued
 5.2 Opinion of Brown & Wood LLP regarding certain matters relating to New York law
12.1     Statement of Computation of Ratios of Advanced Lighting
         Technologies, Inc.**
23.1     Consent of Ernst & Young LLP, Independent Auditors
23.2 Consent of Cowden, Humphrey & Sarlson Co., L.P.A. (included in Exhibit 5.1)

23.3     Consent of Brown & Wood LLP (included in Exhibit 5.2)
24.1     Powers of Attorney**
25.1     Form T-1 Statement of Eligibility with respect to the Debt
         Securities*
25.2     Form T-1 Statement of Eligibility with respect to the Debt
         Securities issuable under the Indenture dated as of March
         18, 1998, between the Company and The Bank of New York**


---------------

 * To be filed with a Current Report on Form 8-K or a Post-Effective Amendment to Registration Statement


** Previously filed.


ITEM 22.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (d) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (h) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT (FORM S-4, NO. 333-58621) TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CLEVELAND, STATE OF OHIO, ON AUGUST 18, 1998.


                                          ADVANCED LIGHTING TECHNOLOGIES, INC.

                                                        By: /s/ Wayne R. Hellman

                                            ------------------------------------
                                             Wayne R. Hellman,
                                               Chief Executive Officer

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


                   SIGNATURE                                        TITLE                          DATE
                   ---------                                        -----                          ----

/s/ Wayne R. Hellman                              Chief Executive Officer and Director        August 18, 1998
------------------------------------------------
     Wayne R. Hellman

/s/ Nicholas R. Sucic                             Chief Financial Officer, Vice President     August 18, 1998
------------------------------------------------  and Treasurer (Chief Accounting Officer)
     Nicholas R. Sucic

/s/ Alan J. Ruud                                  Director                                    August 18, 1998
------------------------------------------------
     Alan J. Ruud*

/s/ Louis S. Fisi                                 Director                                    August 18, 1998
------------------------------------------------
     Louis S. Fisi

/s/ Theodore A. Filson                            Director                                    August 18, 1998
------------------------------------------------
     Theodore A. Filson*

/s/ Francis H. Beam                               Director                                    August 18, 1998
------------------------------------------------
     Francis H. Beam*

/s/ Susuma Harada                                 Director                                    August 18, 1998
------------------------------------------------
     Susuma Harada*

/s/ A Gordon Tunstall                             Director                                    August 18, 1998
------------------------------------------------
     A Gordon Tunstall*

/s/ John R. Buerkle                               Director                                    August 18, 1998
------------------------------------------------
     John R. Buerkle*



* The undersigned, by signing his name hereto, does hereby execute this Amendment No. 1 to the Registration Statement on behalf of the above indicated officers and directors of Advanced Lighting Technologies, Inc. pursuant to the Powers of Attorney executed by each such officer and director appointing the undersigned as attorney-in-fact and filed with the Securities and Exchange Commission.



                                          By: /s/ WAYNE R. HELLMAN


                                            ------------------------------------

                                               Wayne R. Hellman


                                               Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
3.1       Amended and Restated Articles of Incorporation of Advanced
          Lighting Technologies, Inc. (incorporated by reference to
          Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q
          for the Quarterly Period ended December 31, 1996)
3.2       Code of Regulations of Advanced Lighting Technologies, Inc.
          (incorporated by reference to Exhibit 3.2 to the Company's
          Registration Statement on Form S-1, Registration No.
          33-97902, effective December 11, 1995)
4.1       Form of Indenture**
4.2       Indenture, dated as of March 18, 1998, between The Company and the Bank of New York (incorporated by reference to
          Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q
          for the Quarterly Period ended March 31, 1998)
4.3       Form of Senior Debt Security*
4.4       Form of Subordinated Debt Security*
4.5       Form of Convertible Debt Security*
4.6       Form of Preferred Stock Certificate of Designation*
4.7       Form of Warrant*
4.8       Form of Warrant Agreement*
4.9       Form of Deposit Agreement*
4.10      Form of 8% Senior Note due 2008**
5.1       Opinion of Cowden, Humphrey & Sarlson Co., L.P.A. as to the
          legality of the securities to be issued
5.2       Opinion of Brown & Wood LLP regarding certain matters
          relating to New York law
12.1      Statement of Computation of Ratios of Advanced Lighting
          Technologies, Inc.**
23.1      Consent of Ernst & Young LLP, Independent Auditors
23.2      Consent of Cowden, Humphrey & Sarlson Co., L.P.A. (included in Exhibit 5.1)
23.3      Consent of Brown & Wood LLP (included in Exhibit 5.2)
24.1      Powers of Attorney**
25.1      Form T-1 Statement of Eligibility with respect to the Debt
          Securities*
25.2      Form T-1 Statement of Eligibility with respect to the Debt
          Securities issuable under the Indenture dated as of March
          18, 1998, between the Company and The Bank of New York**


---------------

 * To be filed with a Current Report on Form 8-K or a Post-Effective Amendment to Registration Statement


  ** Previously filed.